Exhibit 99.1

CONTACT:
Thomas S. McHugh
Chief Financial Officer
314-216-2673

COMPANY PRESS RELEASE

              Huttig Building Products Announces Management Change

     ST. LOUIS, MO, March 5, 2003 -- Huttig Building Products, Inc. (NYSE: HBP) today announced that Barry J. Kulpa has resigned as the company's President and Chief Executive Officer and as a member of the Board of Directors. The company also announced that Michael A. Lupo, a director of the company since December 2002, has been appointed interim President and Chief Executive Officer while a search for a new Chief Executive Officer is conducted.

     Mr. Lupo has extensive senior level financial and operations management and board experience in a variety of public and private domestic and international companies, including 15 years' experience with ABT Building Products Corporation and Morgan Products Limited, companies in the building products distribution business. Mr. Lupo has been the Chairman and Chief Executive Officer of MEDX, Inc., a supplier of cameras, parts and service used in nuclear medicine, since February 1999.

     Huttig Building Products is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 56 distribution centers serving 46 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

     This press release may contain forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.